EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Forrester Research Reports 2023 Fourth-Quarter And Full-Year Financial Results

CAMBRIDGE, Mass., February 8, 2024 — Forrester Research, Inc. (Nasdaq: FORR) today announced fourth-quarter and full-year financial results for 2023, with contract value (CV) down by 4%, at $332.1 million, compared with the prior year.

Commenting on the results, George F. Colony, Forrester’s CEO and chairman, stated, “2023 was a challenging year, with revenue down 11% and CV down by 4%. However, we made steady progress in 2023 on multiple fronts, including improving the Forrester Decisions platform, upskilling the sales organization, and readying our genAI tool, Izola, for general release. Furthermore, we achieved our goal of migrating two-thirds of our contract value into our new research platform, Forrester Decisions.

“We see 2024 as the final transition year in the Forrester Decisions migration, and this is reflected in our 2024 guidance. We expect pressures throughout the year on CV, key retention metrics, and revenue. However, we have built the product, go-to-market, and organizational foundations to enable the company to return to CV growth in 2025.”

Fourth-Quarter Consolidated Results

Total revenues for the fourth quarter of 2023 were $118.1 million, compared with $136.9 million for the comparable quarter in 2022.

On a GAAP basis, net loss was $0.7 million, or $0.03 per diluted share, for the fourth quarter of 2023, compared with a net loss of $1.6 million, or $0.09 per diluted share, for the same period in 2022.

On an adjusted basis, net income was $4.8 million, or $0.25 per diluted share, for the fourth quarter of 2023, reflecting an adjusted effective tax rate of 29%. Adjusted net income excludes stock-based compensation of $4.3 million, amortization of acquisition-related intangible assets of $2.8 million, restructuring costs of $1.1 million, and investment gains of $0.2 million. This compares with adjusted net income of $8.5 million, or $0.45 per diluted share, for the same period in 2022, which reflects an adjusted tax rate of 30%. Adjusted net income for the fourth quarter of 2022 excludes stock-based compensation of $3.5 million, amortization of acquisition-related intangible assets of $3.1 million, restructuring costs of $9.3 million, and investment losses of $0.1 million.

Year Ended December 31, 2023, Financial Performance

Total revenues were $480.8 million, compared with $537.8 million for the same period in 2022.

On a GAAP basis, net income was $3.1 million, or $0.16 per diluted share, for 2023, compared with net income of $21.8 million, or $1.14 per diluted share, for 2022.

On an adjusted basis, net income was $36.6 million, or $1.90 per diluted share, for 2023, which reflects an adjusted effective tax rate of 29%. Adjusted net income excludes stock-based compensation of $15.5 million, amortization of acquisition-related intangible assets of $12.0 million, restructuring costs of $13.3 million, a legal settlement of $4.8 million, and gains on investments of $0.2 million. This compares with adjusted net income of $47.2 million, or $2.46 per diluted share, for 2022, which reflects an adjusted tax rate of 30%. Adjusted net income for 2022 excludes stock-based compensation of $14.5 million, amortization of acquisition-related intangible assets of $13.2 million, restructuring costs of $9.3 million, and investment gains of $0.3 million.

Additional details regarding key metrics can be found in the investor presentation on the investor relations section of the Company’s website.

A reconciliation of GAAP results to adjusted results may be found in the attached financial tables.

2024 Guidance

Forrester is providing full-year 2024 financial guidance as follows:

Full-Year 2024 (GAAP):

•	Total revenues of approximately $430.0 million to $450.0 million, or a decline of 6% to 11% versus the prior year

•	Operating margin of approximately 2.4% to 3.4%

•	Interest expense of approximately $3.0 million

•	An effective tax rate of 35%

•	Diluted earnings per share of approximately $0.33 to $0.53

Full-Year 2024 (Adjusted):

Adjusted financial guidance for full-year 2024 excludes stock-based compensation expense of $13.8 million to $14.8 million, amortization of acquisition-related intangible assets of approximately $10.0 million, restructuring costs of $6.6 million to $7.0 million, and any investment gains or losses.

•	Adjusted operating margin of approximately 9.5% to 10.5%

•	Adjusted effective tax rate of 29%

•	Adjusted diluted earnings per share of approximately $1.50 to $1.70

About Forrester

Forrester (Nasdaq: FORR) is one of the most influential research and advisory firms in the world. We help leaders across technology, customer experience, digital, marketing, sales, and product functions use customer obsession to accelerate growth. Through Forrester’s proprietary research, consulting, and events, leaders from around the globe are empowered to be bold at work — to navigate change and put their customers at the center of their leadership, strategy, and operations. Our unique insights are grounded in annual surveys of more than 700,000 consumers, business leaders, and technology leaders worldwide; rigorous and objective research methodologies, including Forrester Wave™ evaluations; more than 100 million real-time feedback votes; and the shared wisdom of our clients. To learn more, visit Forrester.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, Forrester’s financial guidance for the full-year 2024 and statements about the performance of Forrester Decisions, Forrester’s sales force, and Forrester’s future financial performance and financial condition. These statements are based on Forrester’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and results to differ include, among others, Forrester’s ability to retain and enrich memberships for its research products and services, including the migration of its existing clients into its Forrester Decisions portfolio of services; Forrester’s ability to fulfill existing or generate new consulting engagements and advisory services; technology spending; the risks and challenges inherent in international business activities; the impact of health epidemics, including COVID-19, on Forrester’s business; Forrester’s ability to offer new products and services; Forrester’s dependence on key personnel; Forrester’s ability to attract and retain professional staff; Forrester’s ability to respond to business and economic conditions and market trends; the impact of Forrester’s outstanding debt obligations; competition and industry consolidation; possible variations in Forrester’s quarterly operating results; concentration of ownership of Forrester; the possibility of network disruptions and security breaches; any failure to enforce and protect Forrester’s intellectual property rights; compliance with privacy laws; taxation risks; any weakness in Forrester’s system of internal controls; and the amount and timing of the repurchase of Forrester stock. Forrester undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to Forrester’s reports and filings with the Securities and Exchange Commission.

The consolidated statements of operations and the table of key financial data are attached.

Contact:

Ed Bryce Morris

Vice President, Corporate Development & Investor Relations

Forrester Research, Inc.

+1 617-613-6565

ebrycemorris@forrester.com

Shweta Agarwal

Senior Director, Public Relations

Forrester Research, Inc.

+1 617-613-6805

sagarwal@forrester.com

© 2024, Forrester Research, Inc. All rights reserved. Forrester is a trademark of Forrester Research, Inc.

Exhibit EXA

Forrester Research, Inc.

Consolidated Statements of Operations

(Unaudited, In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Revenues:
Research	$85,185	$92,188	$334,396	$354,453
Consulting	28,271	37,512	118,228	152,587
Events	4,633	7,191	28,155	30,747

Total revenues	118,089	136,891	480,779	537,787
Operating expenses:
Cost of services and fulfillment	52,600	56,814	204,484	223,773
Selling and marketing	44,272	48,691	167,352	181,940
General and administrative	16,847	19,758	68,497	67,655
Depreciation	1,895	2,277	8,452	9,269
Amortization of intangible assets	2,781	3,093	11,956	13,161
Restructuring costs	1,132	9,335	13,272	9,335

Total operating expenses	119,527	139,968	474,013	505,133

Income (loss) from operations	(1,438)	(3,077)	6,766	32,654
Interest expense	(774)	(729)	(3,060)	(2,461)
Other income, net	739	30	2,371	222
Gains (losses) on investments, net	208	(117)	208	309

Income (loss) before income taxes	(1,265)	(3,893)	6,285	30,724
Income tax expense (benefit)	(602)	(2,263)	3,235	8,918

Net income (loss)	$(663)	$(1,630)	$3,050	$21,806

Basic income (loss) per common share	$(0.03)	$(0.09)	$0.16	$1.15

Diluted income (loss) per common share	$(0.03)	$(0.09)	$0.16	$1.14

Basic weighted average common shares outstanding	19,238	19,051	19,183	18,967

Diluted weighted average common shares outstanding	19,238	19,051	19,258	19,172

Adjusted data (1):
Income (loss) from operations - GAAP	$(1,438)	$(3,077)	$6,766	$32,654
Amortization of intangible assets	2,781	3,093	11,956	13,161
Restructuring costs	1,132	9,335	13,272	9,335
Legal settlement	—	—	4,800	—
Stock-based compensation included in the following expense categories:
Cost of services and fulfillment	2,563	2,038	9,068	8,435
Selling and marketing	849	646	2,943	2,774
General and administrative	905	823	3,475	3,334

Adjusted income from operations	$6,792	$12,858	$52,280	$69,693

	Three Months Ended				Year Ended
	December 31,				December 31,
	2023		2022		2023		2022
	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income (loss) - GAAP	$(663)	$(0.03)	$(1,630)	$(0.09)	$3,050	$0.16	$21,806	$1.14
Amortization of intangible assets	2,781	0.14	3,093	0.16	11,956	0.62	13,161	0.68
Restructuring costs	1,132	0.06	9,335	0.49	13,272	0.69	9,335	0.49
Legal settlement	—	—	—	—	4,800	0.25	—	—
Stock-based compensation	4,317	0.22	3,507	0.18	15,486	0.80	14,543	0.76
(Gains) losses on investments	(208)	(0.01)	117	0.01	(208)	(0.01)	(309)	(0.02)
Tax effects of items above (2)	(1,994)	(0.10)	(4,261)	(0.22)	(11,111)	(0.58)	(9,748)	(0.51)
Adjustment to tax expense for adjusted tax rate (3)	(568)	(0.03)	(1,649)	(0.08)	(616)	(0.03)	(1,570)	(0.08)

Adjusted net income	$4,797	0.25	$8,512	$0.45	$36,629	1.90	$47,218	$2.46

Diluted weighted average shares outstanding	19,314		19,110		19,258		19,172

(1)

Forrester believes that adjusted financial results provide investors with consistent and comparable information to aid in the understanding of Forrester's ongoing business, and are also used by Forrester in making compensation decisions. Our adjusted presentation excludes amortization of acquisition-related intangible assets, stock-based compensation, restructuring costs, a legal settlement, and net gains or losses from investments, as well as their related tax effects. We also utilized an assumed tax rate of 29% in 2023 and 30% in 2022, which excludes items such as the settlement of prior year tax audits and the effect of any adjustments related to the filing of prior year tax returns. The adjusted data does not purport to be prepared in accordance with Generally Accepted Accounting Principles in the United States.

(2)	The tax effect of adjusting items is based on the accounting treatment and rate for the jurisdiction of each item.
(3)	To compute adjusted net income, we apply an adjusted effective tax rate of 29% in 2023 and 30% in 2022.

Forrester Research, Inc.

Key Financial Data

(Unaudited, dollars in thousands)

	December 31, 2023	December 31, 2022
Balance sheet data:
Cash, cash equivalents, and marketable investments	$124,489	$123,317
Accounts receivable, net	$58,999	$73,345
Deferred revenue	$156,798	$178,021
Debt outstanding	$35,000	$50,000

	Year Ended December 31,
	2023	2022
Cash flow data:
Net cash provided by operating activities	$21,673	$39,425
Purchases of property and equipment	$(5,495)	$(5,663)
Repayments of debt	$(15,000)	$(25,000)
Repurchases of common stock	$(4,082)	$(15,112)

	As of December 31,
	2023	2022
Metrics:
Contract value	$332,100	$345,400	(a)
Client retention	73%	74%
Wallet retention	87%	94	%(a)
Number of clients	2,449	2,778

	As of December 31,
	2023	2022
Headcount:
Total headcount	1,744	2,033
Sales force	601	709

(a)

Effective for the fourth quarter of 2023, we made a slight modification to the calculation of contract value (“CV”) based on the increasing percentage of multi-year contracts we are signing with our clients, and to more closely align CV with the trends in the related bookings and revenue performance. Historically, we have annualized the ratable revenue portion of our CV subscription products, while the entitlements included in the subscriptions (representing approximately 10% of the subscription) have been included in CV at their total value, as all entitlements in the contract are available for use during an annual period. The revised calculation annualizes the entitlements for contracts greater than one year. In addition, we update CV each year for the foreign currency rates used for internal planning purposes. We have updated the CV metric for our 2024 plan rates. For comparative purposes, we have recast historical CV and Wallet Retention for both the currency rate update and the annualization of entitlements. We have included the recast CV and Wallet Retention metrics for the period ended December 31, 2022 in this table, and we have also provided recast CV and Wallet Retention amounts dating back to the fourth quarter of 2021 on the investor relations section of our website.